Exhibit 99.2

First Quarter Fiscal Year 2011

Prepared Remarks	April 28, 2011
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President, Chief Financial Officer
About These Remarks
The following commentary is provided by management in conjunction with athenahealth’s first quarter fiscal year 2011 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results as well as a summary of supplemental metrics and definitions are provided in the tables following these prepared remarks.
Earnings Conference Call Information
To participate in the Company’s live conference call and webcast, please dial (800) 446-2782, or (847) 413-3235 for international calls, using conference code No. 29497876 or visit the Investors section of the Company’s web site: www.athenahealth.com. A replay will be available for one week following the conference call at (888) 843-7419, or (630) 652-3042 for international calls, using conference code No. 29497876. A webcast replay will also be archived on the Company’s website.
Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operating expenditures, expected growth, including anticipated annual growth rates, profitability and business outlook, increased sales and marketing expenses, increased cross-selling efforts among the Company’s service offerings, expected client implementations, expected certification and regulatory approvals, the benefits of the Company’s current service offerings and research and development for new service offerings, the benefits of current and expected strategic sales and marketing relationships, expected adoption trends for the Company’s service offerings and statements found under the Company’s Reconciliation of Non-GAAP Financial Measures section of these remarks. The forward-looking statements in these remarks do not constitute guarantees of future performance. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: the Company’s fluctuating operating results; the Company’s variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks associated with its expectations regarding its ability to maintain profitability; impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which the Company operates and the relative immaturity of the market for its service offerings; and the evolving and complex governmental and regulatory compliance environment in which the Company and its clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosures contained in its public filings with the Securities and Exchange Commission, available on the Investors section of the Company’s website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.
Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within the Company’s first quarter year 2011 earnings press release on the Investors section of the Company’s web site at http://www.athenahealth.com.
Opening Remarks
athenahealth is off to a strong start in fiscal year (FY) 2011. Year-to-date, we bolstered our ability to grow our client base with the appointment on February 18th of Dr. Stephen Kahane as President of our Enterprise Services Group. We expanded our sales channel capacity by adding SynerMed, Microsoft Corporation, and the Regional Extension Centers (RECs) for California, Maine and West Virginia to our channel partner community. Adoption of our services grew as several large medical groups brought us new business: Summit Medical Group, Florida Woman Care, St. Vincent’s Healthcare and most recently, CaroMont Health. We reinforced our clinical expertise by appointing Dr. Todd Rothenhaus to the newly created position of Vice President, Chief Medical Information Officer in April. Finally, we successfully initiated the process of meaningful use attestation for eligible athenaClinicals® clients as the Centers for Medicare and Medicaid Services (CMS) opened the attestation window on April 18th.
Results Overview
athenahealth’s top line results for the first quarter of FY 2011 reflect strong annual revenue growth:
•	Total revenue:
o	$69.9 million in Q1 2011, representing 28% growth over $54.5 million in Q1 2010
Our bottom line results for Q1 2011, consistent with our growth strategy, demonstrate strong sales and marketing investments and a focus on operating leverage:
•	Non-GAAP Adjusted Gross Profit:
o	$43.7 million or 62.5% of total revenue in Q1 2011, an increase of 37% over $31.9 million or 58.5% of total revenue in Q1 2010
•	GAAP selling and marketing expense:
o	$16.9 million or 24.2% of total revenue in Q1 2011, an increase of 40% over $12.1 million or 22.1% of total revenue in Q1 2010
•	GAAP general and administrative expense:
o	$11.7 million or 16.8% of total revenue in Q1 2011, essentially flat with $11.7 million or 21.4% of total revenue in Q1 2010
•	Non-GAAP Adjusted EBITDA:
o	$13.4 million or 19.1% of total revenue in Q1 2011, an increase of 109% over $6.4 million or 11.7% of total revenue in Q1 2010
•	Non-GAAP Adjusted Net Income:
o	$5.9 million or $0.17 per diluted share in Q1 2011, an increase of 161% over $2.3 million or $0.06 per diluted share in Q1 2010
We believe that the Company’s underlying drivers of long-term success remain strong:
•	Employee engagement at 4.1 out of 5.0 in Q1 2011, flat with 4.1 in Q1 2010

•	Client satisfaction at 86.2% in Q1 2011, relatively flat with 86.6% in Q1 2010

•	Average Client Days in Accounts Receivable (DAR) of 41.0 days in Q1 2011, up one day from 40.0 days in Q1 2010 athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows rapidly. During Q1 2011:
•	69% of all new athenaCollector® deals included athenaClinicals, up from 53% in Q1 2010

•	25% of all new athenaCollector deals included athenaClinicals and athenaCommunicator®

•	581 net new active physicians using athenaCollector added for a total of 19,778, up 21% from 16,369 total physicians in Q1 2010

•	830 net new active providers using athenaCollector added for a total of 27,944, up 17% from 23,978 total providers in Q1 2010

•	527 net new active physicians using athenaClinicals added for a total of 2,910, up 128% from 1,275 total physicians in Q1 2010

•	813 net new active providers using athenaClinicals added for a total of 4,161, up 123% from 1,867 total providers in Q1 2010

•	198 net new active physicians using athenaCommunicator added for a total of 934, up 168% from 348 total physicians in Q1 2010

•	351 net new active providers using athenaCommunicator added for a total of 1,564, up 205% from 513 total providers in Q1 2010
athenaCollector network performance metrics were as follows for Q1 2011:
•	$1,608,313,685 posted in total client collections, up 23% from Q1 2010

•	13,651,586 total claims submitted, up 22% from Q1 2010

•	41.0 average client Days in Accounts Receivable (DAR), up one day from Q1 2010

•	74.6% electronic remittance advice (ERA) rate, an improvement of approximately six points from Q1 2010

•	94.1% first pass resolution (FPR) rate, an improvement of one point over Q1 2010
Product Development Discussion
Product development at athenahealth is organized around the mission of being the best in the world at getting doctors paid for doing the right thing. In order to fulfill this mission, we deliver services backed by cloud-based software, proprietary knowledge and robust back-office services.
athenaCollector Service Offering
athenaCollector, our core revenue cycle service offering now entering its 11th year in-market, continues to maintain its industry leadership position. Clients using our revenue cycle management service benefit from the work athenahealth performs in processing medical claims across more than 900 payers in 45 states on a daily basis. Since the inception of this service, athenahealth has managed more than 190 million medical claims, and processed more than $20 billion in client collections. The experience we have gained by performing this work for our clients has generated more than 40 million permutations of billings rules within our patented athenaNet rules engine. During the lifetime of a client relationship, our ongoing services yield intelligence that continues to improve performance. Furthermore, we leverage the operational efficiencies gained through economies of scale to expand the scope of service we deliver to clients, further enhancing our value proposition over time.
athenahealth’s ability to keep pace with changing reimbursement models and billing requirements — so that our clients don’t have to — is more important to our clients than ever. Integration with a flexible clinical platform, or electronic health record (EHR), is also becoming increasingly important. Fee-for-service reimbursement models driven by data submitted in medical claims are being augmented by quality-based reimbursement models driven by demonstration of electronic care coordination and by the submission of clinical data captured in EHRs. In the future, we believe that physicians will no longer be compensated solely on the basis of the quantity of patients they see but also on the basis of the quality of the care they provide. Initiatives such as the HITECH Act for meaningful use of EHRs, and most recently, the proposed Accountable Care Organization (ACO) requirements, clearly reflect the convergence of revenue and clinical cycle management. athenaCollector’s strong integration with athenaClinicals enables our clients to embrace changing reimbursement models with confidence and to take advantage of new pay-for-performance (P4P) revenue opportunities.
The meaningful use attestation process presents an exemplary opportunity for athenahealth to demonstrate the tangible value of our integrated model for our clients’ bottom line. In support of this process, the athenaCollector service team will pursue the collection of meaningful use dollars for athenaClinicals clients participating in the HITECH Act. We believe that athenahealth is the only provider of health care IT that offers this level of service and coordination between revenue and clinical cycle management and we believe it will be critical to medical groups’ successful collection of incentive payments associated with the HITECH Act.
athenaClinicals Service Offering
2011 is athenaClinicals’ fifth year in-market and it has emerged as a leading EHR platform. As such, we are moving to increase its role as a national source of reliable clinical information. athenaClinicals has received high client confidence and satisfaction scores in surveys published by organizations such as KLAS, a research firm specializing in monitoring and reporting the performance of health care vendors, as well as in our own internal client satisfaction surveys. It is also among the most highly recommended EHR platforms by government-sponsored Regional Extension Centers (RECs) and has received recognition from the payer community as evidenced by our strategic marketing alliance with Humana, Inc. Furthermore, Microsoft Corporation is leveraging athenaClinicals to enable a complete, consolidated view of medical records in both the inpatient and outpatient settings for providers and patients to access.
athenahealth bolstered its commitment to clinical excellence with the appointment of Dr. Todd Rothenhaus to the newly created role of Chief Medical Information Officer (CMIO) in April. The CMIO role at athenahealth is focused primarily on clinical information integrity. Unlike pure software companies, athenahealth is an active manager of clinical information, sending, receiving and tracking it on our clients’ behalf. This fiduciary-type role requires a level of quality assurance and oversight that software companies need not contemplate and we are extremely confident in Todd’s ability to fulfill it.
Since the HITECH Act was established in 2009, the health care IT industry has been largely focused on preparing technology platforms and medical groups for the meaningful use of EHRs. The athenaClinicals team has been working especially hard due to our dual focus on technology and services. While we were pleased to achieve certification as a Complete EHR on September 30, 2010 by the Certification Commission for Health Information Technology (CCHIT®), we regard as ultimately more significant the work our team has performed to train and support athenaClinicals clients in registering, demonstrating and attesting for meaningful use. Looking ahead, we are just beginning the work of pursuing incentive payments for clients as the meaningful use attestation process begins in Q2 2011.
To ensure our clients’ successful participation in the HITECH Act through meaningful use of an EHR, the athenaClinicals team designated several meaningful use pilot sites and followed them closely during Q1 2011, the first consecutive 90-day period for demonstration of meaningful use. We worked with CMS to better understand the registration process and we tracked each pilot site’s progress in demonstrating meaningful use. On April 18th, CMS launched a secure web-based platform to allow eligible providers to begin the attestation process. Our pilot sites were among the first to participate and based on the timeline CMS disclosed, we expect that these clients will begin to receive their checks for the 2011 Medicare program within four to six weeks following attestation. Leading these pilots gave us valuable insight and knowledge that we will leverage to streamline the meaningful use demonstration and attestation process for all eligible athenaClinicals clients in the months to come.

Beyond the HITECH Act, we are now tracking 23 discrete P4P programs for athenahealth clients and we remain focused on preparing clients for new reimbursement models over the long-term.
athenaCommunicator Service Offering
We celebrated the first anniversary of athenaCommunicator’s launch on March 17, 2011. athenaCommunicator addresses patient cycle management by streamlining physician-patient interactions and providing patients with better access to medical providers and information. To date, more than 100,000 patients have registered for the patient portal element of this service offering, representing, on average, 20% of each athenaCommunicator client’s patient population. The athenaCommunicator value proposition is currently grounded in improved schedule density, patient collections and reduced administrative costs. We believe that, over the long-term, adoption of athenaCommunicator will continue to grow as new care coordination standards and revenue opportunities emerge and as patients demand better access to providers as well as their medical information.
athenaCommunity Initiative
It has been more than one year since we began developing athenaCommunity, an initiative aimed at driving more efficient exchange of health information. We began working with one pilot site in 2010 and executed the first facilitated transaction for a clean, electronic patient referral between a primary care physician and a specialist during Q3 2010.
Today, we are pleased to announce that Cook Children’s Health Care System of Texas has chosen to participate as an athenaCommunity pilot as well. Cook Children’s has been an athenaCollector and athenaClinicals client since February 2010 and implemented the Microsoft Amalga Unified Intelligence System (UIS) in 2009. The athenaCommunity pilot program will support Cook Children’s’ efforts to leverage cutting-edge technology to improve care coordination by optimizing patient referral management among its employed base of 350 medical providers. We plan to expand the athenaCommunity pilot to more sites during 2011.
Revenue Discussion
Our total revenue of $69.9 million in Q1 2011 grew by 28% or $15.5 million over Q1 2010. Our revenue growth is primarily driven by athenaCollector client base expansion and growth in the use of our athenaClinicals and athenaCommunicator services.
In terms of trends in our recurring revenue base, same store analysis of claims created, a proxy for physician office utilization, indicates that physician office activity in Q1 2011 returned to more normalized levels versus the weaker levels we experienced in Q1 2010.
Client Base Discussion
The total number of physicians live on athenaCollector, our core service offering, is the metric we use to define our client base and market share. Annual growth in total revenue continues to outpace growth in our physician base. We believe this trend will continue as athenaClinicals and athenaCommunicator are included in a growing portion of new deals and as adoption of these services spreads across our existing client base. During Q1 2011 69% of all new athenaCollector deals included athenaClinicals and 25% of all new athenaCollector deals included athenaCommunicator as well as athenaClinicals.

athenahealth Service Offering Adoption
athenaCollector Clients
During Q1 2011, total active physicians on athenaCollector grew by 21% year-over-year to 19,778. On a sequential basis, we added 581 net new active physicians to the network. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter.
athenaClinicals Clients
Turning to athenaClinicals, we continue to experience rapid growth in client adoption of this service. Total active physicians live on athenaClinicals grew by 128% year-over-year to 2,910. On a sequential basis, we added 527 net new active physicians on athenaClinicals. This equates to an overall adoption rate of 15% of total athenaCollector physicians, up from 8% in Q1 2010. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.
athenaCommunicator Clients
Our athenaCommunicator client base is growing rapidly as well. Total active physicians live on athenaCommunicator grew by 168% year-over-year to 934. On a sequential basis, we added 198 net new active physicians on athenaCommunicator. This equates to an overall adoption rate of 5% of total athenaCollector physicians. We expect the athenaCommunicator client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of combined deals.
New Deals
Within the group market segment, we were pleased to announce this week that CaroMont Health selected athenahealth’s full integrated suite of cloud-based services for its employed base of 200 medical providers (~140 physicians). These providers are expected to go live on athenaCollector, athenaClincals and athenaCommunicator by the end of 2011.
Client Implementations
In terms of our publically disclosed implementation pipeline, West Penn Allegheny Health System (~600 physicians) is executing a phased implementation of athenaCollector. A portion of the WPAHS provider base went live during Q1 2011 while the majority of WPAHS providers will continue to go live in phases over the next several months.
St. Vincent’s HealthCare (120 providers) and Summit Medical Group (230 providers) will be going live on athenaCollector during the coming months. We have completed the majority of athenaClinicals implementations at Vanguard Health Systems (more than 250 providers) while athenaClinicals implementations continue at Steward Health Care System LLC (f/k/a Caritas Christi — 500 providers) and Capella Healthcare (130 providers). Finally, implementations of all three services are in progress for CHRISTUS Health (150 providers) and Southwest Kidney Institute (50 providers).
Non-GAAP Adjusted Gross Margin Discussion
Our non-GAAP Adjusted Gross Margin was 62.5% for Q1 2011, up from 58.5% in Q1 2010. This year-over-year expansion was supported primarily by operating efficiencies within our athenaCollector service organization. In addition, we have significantly reduced the cost of processing clinical documents and expanded operating efficiencies within our athenaClinicals service organization. By employing technology to automate and eliminate manual work, athenahealth generates economies of scale as our client base grows. These efficiencies enable us to continue expanding our service offerings while investing in growth.
Selling and Marketing Discussion
As a high growth company with a relatively small share of a massive market opportunity, the productivity of our sales and marketing activities is a key area of focus for us. These activities incur both fixed and variable costs as they range from investment in personnel and infrastructure to spending on new advertising campaigns and paid search terms. As a result, the productivity of these investments is largely measured over the long term, particularly as it may take six to nine months of implementation before new clients fully contribute to revenue and join the ranks of our active client base.
The majority of our incremental selling and marketing spend to date has been weighted toward administrative personnel and infrastructure build-out as we acquired the fixed resources needed to pursue our growth goals successfully. During the remainder of 2011, we will continue to invest in scaling our growth organization but will shift more incremental selling and marketing investment to variable items, or in-market, demand-generation and sales activities, all of which have a more direct connection to lead generation. We began this shift in Q1 2011 and look forward to updating investors on our progress with these investments as the year goes on.
Looking forward, our sales prospects are increasingly attractive as failed early adopters of software-based EHRs (see Wave 3 below) reenter the market for EHR services. Our analysis of EHR adoption over the last decade leads us to believe that there are three “waves” of activity at play within our addressable market:
Electronic Health Record (EHR) Adoption Trends
athenahealth was a non-player in Wave 1, a partial player in Wave 2, and we believe we will be a major player in Wave 3. Wave 1 represents the early adopter of EHRs, particularly those who purchased EHRs following the Stark Law “relaxation” of 2006. athenaClinicals was too immature to earn us any business during this wave. We believe that the Wave 2 purchase cycle has also come and gone, with most for-profit institutions having purchased but not yet implemented an EHR solution. athenahealth obtained some share of business from Wave 2, but not an overwhelming amount due to our limited awareness and limited reference base of live athenaClinicals clients. Wave 3, currently unfolding, consists of institutions whose attempted implementations of software-based EHRs have not succeeded. We believe that large numbers of the declared “installed base” of traditional software-based EHRs are not in use today and we are seeing more anecdotes to corroborate this as we bring new athenaClinicals clients onto the network. While it is extremely painful for any institution to acknowledge and release the sunk costs of software-based EHRs in these situations, the significant go-forward cash flow improvements that athenahealth can generate are increasingly appealing to this audience.
Sales Update
The athenahealth sales organization is comprised of all quota-carrying sales representatives as well as our sales team leaders, channel sales team, and sales training and development organization. Q1 2011 was the first quarter during which we employed our new two-pronged sales approach. Effective January 1, 2011, we dedicated one team, led by Bill Conway, to drive sales to small and group practices while the other team, led by Dr. Steve Kahane, focuses on enterprise organizations. In addition to the enterprise sales team, Dr. Kahane’s group includes account management and enterprise solutions design. We believe that creating these distinct teams aligns us more closely with the needs of physician organizations across all market segments and positions us to compete more aggressively for their business.
As of March 31, 2011, we have a total of 78 quota-carrying sales representatives, up 42% from 55 quota-carrying sales representatives on March 31, 2010. We are planning to grow our quota-carrying sales force by approximately 30% in 2011 to reach a total of at least 100 quota-carrying sales representatives by year-end. Most of these new sales representatives will be added to the small and group practice segments, where the majority of U.S. ambulatory physicians practice medicine.
In addition to our internal sales resources, we leverage a host of external partners to generate new business. This channels organization supplies us with access to hundreds of thousands of physicians across the country. We have announced several new channel partners year-to-date:
•	January 12, 2011 — SynerMed, Inc., a large managed services organization (MSO) in California

•	February 14, 2011 — The West Virginia Regional Health Information Technology Extension Center (WVRHITEC)

•	February 22, 2011 — Microsoft Corporation’s Amalga, an enterprise health intelligence platform, and HealthVault, a trusted online platform for collecting, storing and sharing personal health information with patients

•	April 5, 2011 — The Maine Regional Extension Center (MEREC)

•	April 19, 2011 — The California Health Information Partnership & Services Organization (CalHIPSO), the largest federally designated Regional Extension Center serving California
Marketing Update
The athenahealth marketing organization is comprised of growth and sales operations, event and partner marketing, inside sales agents (ISAs), advertising, corporate communications and product marketing teams. This organization executes our in-market investments in an effort to generate new business opportunities for athenahealth.
Our 2011 marketing efforts got off to a strong start in Q1 2011 with expanded activities across many programs. Specifically, we increased our investments in advertising placements, in both print and digital environments and in our paid search program, the top driver of leads for athenahealth. The marketing events team completed a series of regional campaigns (flywheels, dinner series, etc.) and expanded our ability to engage and educate a record number of prospects with a new theatre presentation area at the Healthcare Information and Management Systems Society (HIMSS) tradeshow in February.
Most recently, our marketing organization hosted athenahealth’s 2011 User Conference in Boston, MA this week. Over the course of three days, approximately 600 clients attended over 40 informative sessions on topics ranging from human resources best practices to billing workflows and Patient Centered Medical Home (PCMH). Dr. Atul Gawande, an accomplished surgeon, esteemed professor and award winning author, delivered the keynote speech and was presented with athenahealth’s first Vision Award, given to an organization or individual which best exemplifies athenahealth’s vision of an information infrastructure that helps make health care work as it should. Our user conference provides an essential ongoing venue for educating our clients about important industry issues affecting their practices, for listening to their feedback and for helping them to optimize their financial and operational performance with our services.
Balance Sheet and Cash Flow Highlights
Our cash, cash equivalents, short- and long-term investments totaled $125.7 million at March 31, 2011 and our short- and long-term debt and capital lease obligations totaled $8.4 million. Operating cash flow was $4.0 million in Q1 2011, up 256% from $1.1 million in Q1 2010. Our capital expenditures, including capitalized software development, were $3.5 million or 5.1% of total revenue in Q1 2011.
Fiscal Year 2011 Outlook
athenahealth is not making any changes to the outlook presented during the Company’s 3rd Annual Investor Summit on December 16, 2010.
Closing Remarks
athenahealth is well-positioned to compete more aggressively than ever as a disruptive innovator in 2011. As the stability of incumbent, software-based health care IT solutions is tested by the rapid pace of change in health care and as provider balance sheet-sensitivity grows, we are confident that athenahealth will continue to thrive.
Stock-Based Compensation Expense and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.

STOCK-BASED COMPENSATION EXPENSE
(Unaudited, in thousands)
Set forth below is a breakout of stock-based compensation expense for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,
	2011	2010
Stock-based compensation expense charged to:
Direct operating	$605	$468
Selling and marketing	923	690
Research and development	530	324
General and administrative	1,947	1,302

Total stock-based compensation expense	$4,005	$2,784

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by the Company to describe the Company’s financial results determined in accordance with United States generally accepted accounting principles (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures”.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of the Company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

	Three Months Ended
	March 31,
(unaudited, in thousands)	2011	2010
Total revenue	$69,930	$54,477
Direct operating expense	27,270	23,519

Total revenue less direct operating expense	42,660	30,958
Add: Stock-based compensation expense allocated to direct operating expense	605	468
Add: Amortization of purchased intangibles	460	460

Non-GAAP Adjusted Gross Profit	$43,725	$31,886

Non-GAAP Adjusted Gross Margin	62.5%	58.5%
Non-GAAP Adjusted EBITDA Margin
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended
	March 31,
(unaudited, in thousands)	2011	2010
Total revenue	$69,930	$54,477
GAAP net income	3,251	277
Add: Provision for income taxes	2,305	281
Add: Total other (income) expense	(33)	169
Add: Stock-based compensation expense	4,005	2,784
Add: Depreciation and amortization	3,398	2,420
Add: Amortization of purchased intangibles	460	460

Non-GAAP Adjusted EBITDA	$13,386	$6,391

Non-GAAP Adjusted EBITDA Margin	19.1%	11.7%

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin”, which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

	Three Months Ended
	March 31,
(unaudited, in thousands)	2011	2010
Total revenue	$69,930	$54,477
GAAP net income	3,251	277
Add: Provision for income taxes	2,305	281
Add : Total other (income) expense	(33)	169
Add: Stock-based compensation expense	4,005	2,784
Add: Amortization of purchased intangibles	460	460

Non-GAAP Adjusted Operating Income	$9,988	$3,971

Non-GAAP Adjusted Operating Income Margin	14.3%	7.3%
Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

	Three Months Ended
	March 31,
(unaudited, in thousands except per share amounts)	2011	2010
GAAP net income	$3,251	$277
Add: (Gain) loss on interest rate derivative	(65)	60
Add: Stock-based compensation expense	4,005	2,784
Add: Amortization of purchased intangibles	460	460

Sub-total of tax deductible items	4,400	3,304
(Less): Tax impact of tax deductible items (1)	(1,760)	(1,322)

Non-GAAP Adjusted Net Income	$5,891	$2,259

Weighted average shares — diluted	35,657	35,201
Non-GAAP Adjusted Net Income per Diluted Share	$0.17	$0.06

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%

	Three Months Ended
	March 31,
(unaudited, in thousands except per share amounts)	2011	2010
GAAP net income per share — diluted	$0.09	$0.01
Add: (Gain) loss on interest rate derivative	—	—
Add: Stock-based compensation expense	0.12	0.08
Add: Amortization of purchased intangibles	0.01	0.01

Sub-total of tax deductible items	0.13	0.09

(Less): Tax impact of tax deductible items (1)	(0.05)	(0.04)

Non-GAAP Adjusted Net Income per Diluted Share	$0.17	$0.06

Weighted average shares — diluted	35,657	35,201

(1)	- Tax impact calculated using federal statutory tax rate of 34% and a blended state tax rate of 6%
Explanation of Non-GAAP Financial Measures
The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to properly understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus stock-based compensation expense allocated to direct operating expense and amortization of purchased intangibles, and “Non-GAAP Adjusted Gross Margin” as non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in the Company’s ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for income taxes, acquisition-related expenses, total other (income) expense, stock-based compensation expense, depreciation and amortization, and amortization of purchased intangibles and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for income taxes, amortization of purchased intangibles, acquisition-related expenses, total other (income) expense, stock-based compensation expense, and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before (gain) loss on interest rate derivative contract, stock-based compensation expense, amortization of purchased intangibles, acquisition-related expenses, and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers these non-GAAP financial measures to be important indicators of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:
•	Stock-based compensation expense — excluded because these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.

•	Acquisition-related expenses and amortization of purchased intangibles — acquisition-related expenses are reported at the time acquisition costs are incurred, and purchased intangibles are amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, these items are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Thus, including such charges does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charges are incurred.

•	Gains and losses on interest rate derivative contract — excluded because until they are realized, to the extent these gains or losses impact a period presented, management does not believe that they reflect the underlying performance of ongoing business operations for such period.

Supplemental Metrics and Definitions
Supplemental Metrics (unaudited)
Last Updated: March 31, 2011

					Fiscal Year
	Fiscal Year 2010				2011
	Ql	Q2	Q3	Q4	Q1
Client Base
Total Physicians on athenaCollector	16,369	17,136	18,573	19,197	19,778
Total Providers on athenaCollector	23,978	24,782	26,317	27,114	27,944
Total Physicians on athenaClinicals	1,275	1,548	1,992	2,383	2,910
Total Providers on athenaClinicals	1,867	2,256	2,818	3,348	4,161
Total Physicians on athenaCommunicator	348	442	625	736	934
Total Providers on athenaCommunicator	513	689	946	1,213	1,564

Client Performance
Client Satisfaction	86.6%	86.1%	85.7%	87.6%	86.2%
Client Days in Accounts Receivable (DAR)	40.0	38.8	38.8	38.8	41.0
First Pass Resolution (FPR) Rate	93.1%	93.4%	94.2%	94.4%	94.1%
Electronic Remittance Advice (ERA) Rate	68.9%	68.8%	72.1%	75.8%	74.6%
Total Claims Submitted	11,175,099	11,312,806	11,837,095	13,075,933	13,651,586
Total Client Collections	$1,312,820,931	$1,421,347,731	$1,517,064,118	$1,613,043,890	$1,608,313,685
Total Working Days	61	64	64	61	62

Employees
Direct	630	675	690	691	719
Sales & Marketing	157	168	186	199	217
Research & Development	172	187	197	211	216
General & Administrative	130	136	140	141	144
Total Employees	1,087	1,166	1,213	1,242	1,296

Quota Carrying Sales Force
Small Practice	25	27	34	38	38
Group Practice	20	23	22	25	26
Enterprise Segment	5	6	7	7	7
Cross-Sell	5	6	7	7	7
Total Quota Carrying Sales Representatives	55	62	70	77	78

Supplemental Metrics Definitions
Client Base

Total Physicians on athenaCollector	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD) and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaCollector	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (NP) and Registered Nurses (RN).

Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (MD)and Doctor of Osteopathic Medicine (DO).

Total Providers on athenaClinicals	The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physicians are Nurse Practitioners (NP) and Registered Nurses (RN).

Total Physicians on athenaCommunicator	The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Total Providers on athenaCommunicator	The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance

Client Satisfaction	The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for two segments of its client base twice per year.

Client Days in Accounts Receivable (DAR)	The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (FPR) Rate	Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (ERA) Rate	Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.

Total Client Collections	The dollar value of collections posted on behalf of clients during the period.

Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees

Direct	The total number of full time equivalent individuals (FTEs) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Sales & Marketing	The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.

Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.

General & Administrative	The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Quota-Carrying Sales Force

Small Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the small practice segment (organizations with 1-3 physicians) as of quarter end.

Group Practice	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the group practice segment (organizations with 4-150 physicians) as of quarter end.

Enterprise Segment	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the enterprise market segment (organizations with 150+ physicians) as of quarter end.

Cross-Sell	Quota-carrying sales representatives assigned to bring in net new annual recurring revenue from the sale of additional services to existing athenaCollector clients as of quarter end.

Total Quota Carrying Sales Representatives	The total number of sales representatives who carry quota for net new annual recurring revenue as of quarter end.